Shareholder Meeting Results (Unaudited)
iSHARES® TRUST

A special meeting of shareholders of iShares Trust was scheduled on July 14, 2005 and subsequently adjourned until August 11, 2005. All proposals were approved by the shareholders. The proposals acted upon by shareholders at the special meeting and the results of the shareholder vote were as follows:

Proposal 1*
To elect the eight nominees specified below as Trustees of the Trust, each of whom will serve until his/her successor is duly elected or appointed and qualified.

Trustee	Votes For	Votes Withheld
Lee T. Kranefuss	647,047,151	12,010,432
John E. Martinez	647,057,342	12,000,240
Richard K. Lyons	647,782,813	11,274,769
George G.C. Parker	644,369,500	14,688,081
W. Allen Reed	647,251,696	11,805,888
Cecilia H. Herbert	647,073,394	11,984,192
Charles A. Hurty	647,183,684	11,873,899
John E. Kerrigan	647,826,001	11,231,583
Messrs. Kranefuss, Martinez, Lyons, Reed and Parker previously served as Trustees of the Trust and were re-elected. Ms. Herbert and Messrs. Hurty and Kerrigan were newly elected.

Proposal 2A
To approve a change to the Trust’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding issuing senior securities.

iShares Bond Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Lehman 1-3 Year Treasury	27,863,242	171,688	422,969	9,414,162
Lehman 7-10 Year Treasury	4,458,527	70,551	34,885	1,175,949
Lehman 20+ Year Treasury	4,614,816	71,378	28,145	1,720,343
Lehman TIPS	7,500,315	479,008	272,482	2,759,856
Lehman Aggregate	7,702,461	75,875	74,285	2,628,123
GS $ InvesTop™ Corporate	10,656,715	156,619	71,265	2,877,039

Proposal 2B
To approve a change to the Trust’s fundamental investment policy to simplify and conform each Fund’s investment restriction regarding the making of loans.

iShares Bond Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Lehman 1-3 Year Treasury	27,793,305	249,415	415,179	9,414,162
Lehman 7-10 Year Treasury	4,445,261	85,184	33,520	1,175,947
Lehman 20+ Year Treasury	4,610,880	73,265	30,194	1,720,343
Lehman TIPS	7,448,606	527,335	275,864	2,759,856
Lehman Aggregate	7,691,272	90,676	70,673	2,628,123
GS $ InvesTop™ Corporate	10,631,502	171,525	81,572	2,877,039

Proposal 3
To approve a change in the classification of the investment objectives of certain Funds from fundamental to non-fundamental.

iShares Bond Fund	Votes For	Votes Against	Votes Abstaining	Broker Non-Votes **
Lehman 1-3 Year Treasury	26,916,182	1,115,542	426,174	9,414,163
Lehman 7-10 Year Treasury	4,322,499	203,051	38,415	1,175,947
Lehman 20+ Year Treasury	4,555,777	130,435	28,126	1,720,344
GS $ InvesTop™ Corporate	9,669,584	1,133,977	81,039	2,877,038

*  Denotes Trust-wide proposal and voting results.
**
Broker non-votes are proxies received by the Fund from brokers or nominees, who did not receive instructions from the beneficial owner or other persons entitled to vote, and who have no discretionary power to vote on a particular matter. Broker non-votes have the effect of a vote against the proposal.